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



THIS FILING CONSISTS OF A TRANSCRIPT OF THE A CONFERENCE CALL HELD BY MPOWER HOLDING CORPORATION (THE "COMPANY") REGARDING THE COMPANY'S FIRST QUARTER EARNINGS AND THE PROPOSED MERGER

In connection with the proposed merger, the Company will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at the Securities and Exchange Commission's Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from the Company by directing such request to the Company,
Attention: Investor Relations, telephone: (585) 218-6542.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the Company's participants in the solicitation is set forth in the Company's proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.




                              MPower Communications
                              Moderator: Rolla Huff
                                   May 9, 2006
                                 10:00 p.m. EST



OPERATOR: Good morning ladies and gentlemen. My name is Melissa and I will be your conference facilitator today. At this time I would like to welcome everyone to the Mpower Communications First Quarter Earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you could like to ask a question during this time, please press star then the number one on your telephone keypad. If you'd like to withdraw your question, press the pound key. Thank you.

It is now my pleasure to turn the floor over to your host Michele Sadwick, Vice President of Mpower. Ma'am you may begin your conference.

MICHELE SADWICK, VICE PRESIDENT, MPOWER COMMUNICATIONS: Thank you operator and thanks everyone for joining us this morning for Mpower's First Quarter 2006 Earnings conference call and webcast. Speaking on today's call will be Mpower's Chairman and Chief Executive Officer, Rolla Huff and our Chief Financial Officer Greg Clevenger.

Before we begin, be advised that during the call we will be making forward looking statements under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Please review the forward looking statement section of our press release and our Securities and Exchange Commission filings which discuss the risks and uncertainties relating to forward looking statements. Please also note that Mpower uses two non-GAAP financial measures, adjusted EBITDA and adjusted gross margin to supplement our consolidated financial statements in accordance with the SEC Regulation G Rules that regulate the use of non-GAAP financial measures. We have reconciled these to the corresponding GAAP measures with respect to adjusted EBITDA that measures net income and for gross margin it is gross margin. We've also presented the reconciliation in both the press release and the Power Point presentation posted on our website at mpowercom dot com www.mpowercom.com (ph).

With that, it's my pleasure to turn the call over to Mpower's CEO, Rolla Huff. Rolla?

ROLLA HUFF, CHAIRMAN AND CHIEF EXECUTIVE OFFICER, MPOWER COMMUNICATIONS: Thanks Michele and good morning everyone. Thanks for joining us. Well, as you can imagine, it's been a busy few weeks here at Mpower. We have long advocated consolidation in this industry and over the past several months and years we've actively looked at opportunities to be both a buyer and a seller. In the end, our board concluded that the recently announced TelePacific transaction provided the best combination of value and certainty to our shareholders.

Over the past four weeks as you know, there's been a number of announced mergers in our sector. Choice One, CTC and Conversant deciding to merge. Level Three acquiring Progress Telecom and just in the last two weeks, Level Three acquiring both ICG Colorado and Telco. There is no doubt these transactions essentially put us back on the radar screen in the investor community and when we got on the radar screen, people saw a net income positive company with negative net debt. That made this transaction with this value and cash certainty possible.

We'll be filing an 8-K containing our merger agreement today, so we'll not be devoting a substantial amount of time reviewing our announced sale to TelePacific. We will go through a couple of the highlighted details in that, but it will be available to you as a public document later today.

Without question, the last six and half years have presented their challenges. The telecom boom of 1999 and 2000 was quickly followed by very difficult times in 2001 through essentially 2005. We exited

Chapter 11 in July of 2002 with approximately $15 or $52 million in debt. A substantial funding gap and a business that had negative EBITDA and cash (INAUDIBLE). You may or may not recall our equity traded down to seven cents a share in November of 2002. Without question, no one gave us much of a chance of surviving. Well, I can tell you I'm very proud of what this company has done since then. In less than four years we eliminated the $52 million in long term debt, we've had two consecutive quarters now, of positive net income and have created almost $200 million of value in our equity. You'll recall, we didn't have substantial financial sponsorship. The $16 million common stock pipe and the $2.5 million sale of stock to MCCC associated with the purchase of ICG California Assets, was the only infusion of new equity into our business over the past five years. We created equity value through good business decisions, a consistent strategy, great execution across the business operationally and absolutely, positively great people. We entered into this transaction without a doubt from a position of operational and financial strength. Our consistent strategy of creating a deep, dense, fiber-rich network combined with maintaining an un-leveraged balance sheet has paid off for our shareholders.

As Greg will talk you through, we had a great first quarter. We were operating above our Q1 internal plan levels for both revenue and EBITDA. In addition - and you'll be happy to hear this - we finally signed agreements with three different UNEP companies to carry their DS-0 lines. These are three year revenue commitments, which when fully installed will produce approximately $125,000 per month in revenue at 20 to 25 percent EBITDA margins. We're finally starting to see some traction in this initiative.

In summary, we believe TelePacific has bought a very healthy and strategic asset and we wish them and their sponsors well. Obviously, because we expect to close this transaction in Q3, we are withdrawing financial guidance for 2006.

I'll turn the call over to Greg now and have him walk you through the quarter, then come back from some closing comments. Greg?

GREG CLEVENGER, CHIEF FINANCIAL OFFICER, MPOWER COMMUNICATIONS: Thanks Rolla. I'll begin with our results from continuing operations which are shown on slide three. Our core customer revenue for the first quarter stood at $47 million. That's 2.4 percent higher than last quarter and 6.6 percent higher than the first quarter of last year. Our switched access revenue for the quarter was $3 million, down less than one percent relative to last quarter and down nearly 19 percent compared to the first quarter of 2005. You'll recall that last quarter we recognized approximately $200,000 of revenue from the collection of aged receivables from certain non (INAUDIBLE) carriers.

In combining our core customer and switched access revenue streams, our total revenue from continuing operations for the quarter stood at $50 million. More than two percent higher than last quarter and nearly five percent higher than the first quarter of 2005.

As I noted in the earnings call last quarter, we tend to see lower usage revenue in the fourth quarter as compared to other quarters due to the holiday periods in November and December. We estimate that the lower usage by our customers impacting both the long distance component of our customer revenue and our switched access revenue, accounted for nearly $500,000 of lower revenue in the fourth quarter as compared to the first quarter. Normalizing for this seasonality factor, our total revenue grew by about 1.2 percent quarter over quarter.

On slide four, you can see that, like last quarter, 74 percent of the new recurring revenue installed during this quarter was on our T1 network platform versus 26 percent on our (INAUDIBLE) and DSL network platform. This resulted in the continued growth of our total recurring revenue from products on our T1 network platform from 28 percent in the second quarter of 2004 to 54 percent now in this quarter as shown in slide five.

Slide six shows the breakdown of our recurring revenue between business and residential customers. Our recurring business revenue grew by more than three percent over last quarter and nearly seven percent over the same quarter last year, while our recurring residential revenue declined by nearly 19 and 29 percent over the same time periods respectively. Recurring business revenue accounted for 95 percent of our total revenue this quarter versus 94 percentlast quarter and 93 percent in the first quarter of last year.

Slide seven shows that we ended the first quarter with nearly 308,000 access lines in service which is about 3,000 lines lower than the end of last year and down by nearly 6,000 lines versus the end of the first quarter of 2005. In terms of business access lines, we ended the quarter with about 293,000 in service. Excluding our wholesale private line circuits. Which is nearly 2,000 lower than the end of last quarter and a little more than 2,000 lines lower than the end of the first quarter of 2005. Average monthly business line (INAUDIBLE) stood at
1.9 percent for this quarter versus 1.8 percent last quarter and 1.9 percent in the same quarter last year. Average monthly residential line (INAUDIBLE) was 4.3 percent this quarter compared to 3.6 percent last quarter and 3.3 percent in the first quarter of last year.

In addition to our traditional business and residential access lines, we had more than 2,900 private line circuits in service at the end of the first quarter, up by nearly three percent versus the end of last quarter. Our average monthly revenue churn in our private line business stood at two percent for the quarter versus 1.8 percent last quarter and 1.4 percent in the first quarter of last year.

Now, to our operating costs on slide eight. We reported cost of operating revenues for the quarter of $21.7 million, nearly two percent higher than last quarter and nearly one percent lower than the first quarter of last year. This resulted in a record high adjusted gross margin of 56.6 percent this quarter versus 56.5 percent last quarter and 54 percent - 54.2 percent in the first quarter of last year.

You may recall that last quarter we had about a $450,000 benefit related to various dispute settlements with the local exchange carriers with whom we compete. Without that benefit last quarter, our gross margin would have been
55.6 percent, so on a comparable basis then, our gross margin grew by more than 100 basis points quarter over quarter.

In terms of our overhead, on slide nine, our SG&A expenses for the quarter stood at $22.4 million. Nearly nine percent higher than last quarter and more than three percent higher than the first quarter of last year. Note that our first quarter SG&A expense excludes about $410,000 of stock based compensation expense per FAS 123R and approximately $60,000 of network facility relocation expense. All of which are reconciled to our net income in slide 11.

In the first quarter we reached a tentative settlement in a class action law suit in California in which the class saw recovery of what they claim to be un-reimbursed expenses incurred in the performance of their duties, including additional mileage reimbursement. As a result of that tentative settlement, we have taken a charge of $275,000 in this quarter.

As I discussed on last quarter's call, we accrued an additional $763,000 for management incentive bonuses in the first quarter as compared to the fourth quarter, driven by our strong performance to date versus our 2006 incentive bonus plan as compared to the significantly lower bonus payouts to management last year. Also, remember that last quarter we had a $917,000 benefit to SG&A as a result of a change in our paid time off or PTO policy and incurred $453,000 of severance expense related to the departure of two senior executives.

For the first quarter we reported adjusted EBITDA of $5.8 million, about 16 percent lower than last quarter and 40 percent higher than the first quarter of 2005. However, if you've been tallying up all the various puts and takes that I've noted throughout this call, as I've done for you in slide 10, you can see that on a normalized basis, taking into account the specific items that I've noted on this call, our adjusted EBITDA would have improved by more than 10 percent over last quarter.

Our net income for the quarter, shown on slide 11, was about $150,000 versus a net income of $1.4 million last quarter and net income of $3.8 million in the first quarter of last year. Without the $410,000 of stock based compensation per FAS 123R and the charge we took related to the settlement of the class action lawsuit, our net income would have been approximately $835,000 for the quarter. Anyway you look at it, it's our second consecutive quarter of net income positive results.

Our capital expenditures for the quarter, shown on slide 12, were a little more than $6 million, with the majority being related to our Las Vegas switch move and fiber build.

In terms of the balance sheet, shown in slide 13, you can see that we ended the quarter with a total of $25.5 million of unrestricted cash and cash equivalents in both short and long term investments available for sale, versus $28.4 million at the end of last quarter.

I'd like to take a minute to summarize the transaction that we announced last Friday. As you well know by now, we signed a definitive agreement to be purchased by TelePacific Communications for $1.92 per share in cash. That represents about $204 million of equity value and $202 million of enterprise value as shown on slide 14. That purchase price, represents 10.8 times our 2005 EBITDA, 8.6 times our annualized first quarter 2006 adjusted EBITDA and the low end of our 2006 adjusted EBITDA guidance and eight times the high end of our 2006 adjusted EBITDA guidance. The definitive agreement stipulates that Mpower must pay TelePacific $6 million as a non-refundable break up fee plus reimburse them for transaction expenses of up to $2 million if we terminate the merger agreement under certain conditions. There is also a $6 million reverse break up fee that can be applied against damages sustained by Mpower in the event that TelePacific terminates the agreement under certain conditions. This reverse break up fee will be backed by a letter of credit that we can draw upon immediately upon a termination of the merger agreement by TelePacific.

In terms of the process going forward, we expect to file the 8-K for the merger agreement later today which will contain the details of the transaction and a copy of the merger agreement itself. We expect to file our preliminary proxy materials with the SEC by the end of this month. We expect that it will take up to four to six weeks to get SEC approval on the proxy materials at which point we will mail the materials to shareholders in late June or early July and hold a shareholder vote on the transaction 30 days from that time or in late July or early August. Simultaneous with the SEC process, we will make a Hart Scott Rodino Filing for anti-trust clearance and regulatory filings with the SEC and the appropriate regulatory authorities in California, Nevada and Illinois. These should all proceed on parallel tracks. We currently expect to received anti-trust clearance within 30 to 45 days of filing. Although regulatory approvals are out of our hands and no assurances can be given as to exact timing, we are proceeding on the assumption that the FCC and state regulatory approvals will follow a timetable that is roughly consistent with the SEC proxy process and that we need to be prepared to close during the third quarter as soon as these approvals are obtained.

In closing, I'd like to thank all of you for being so supportive over the years. Many of your through both thick and thin. It's been a privilege to work on your behalf with such an outstanding group of people here at Mpower. Thank you and back to you, Rolla.

ROLLA HUFF: Thanks Greg. Given our pending transaction and the fact that we're going to file an 8-K today with our complete merger agreement, we won't be taking questions about the TelePacific transaction. We think that it speaks for itself. Any details beyond those that have been shared with you today, are going to be filed with the - as part of the merger agreement that's being filed through an 8-K today. We will be happy to take any questions on the quarter, but again, won't be providing forward looking guidance.

So, with that operator, why don't we see if there are any questions out there.

OPERATOR: At this time, I would like to remind everyone if you would like to ask a question, press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

Once again, if you would like to ask a question, you may press star one on your telephone keypad at this time.

Your first question is coming from John Orrico with Water Island Capital.

JOHN ORRICO, WATER ISLAND CAPITAL:  Hi, good morning gentlemen.

ROLLA HUFF:  Hi John.

JOHN ORRICO: Nice quarter, I did want to touch upon one issue related to the transaction and I know you didn't want to talk about anything subject to the 8-K which will be filed. But I don't expect your 8-K is going to have much to say about the background to the deal and I want to know if you could elaborate on whether or not - or how the auction process took place once you made a determination that the company was for sale.

ROLLA HUFF: John, we're not going to elaborate on that on this call. Obviously, we'll be filing a proxy that will have all of that laid out.

JOHN ORRICO:  OK.

ROLLA HUFF: So, you can - you can review that when we file the proxy, but that's not something that we'll get into on this call.

JOHN ORRICO:  OK.  Thank you.

OPERATOR: Thank you. Your next question is coming from Colby Synesael with Merriman.

COLBY SYNESAEL, MERRIMAN:  Hey guys.  How are you?

ROLLA HUFF:  Hey Colby.

GREG CLEVENGER:  Hey Colby.

COLBY SYNESAEL: I obviously don't have too many questions specific to the quarter - situations being what they are - so I just had one broader question. You know when you think of the future of C-lex (ph) (INAUDIBLE) copper lines in the ground and you got, you know, you did talk about risk reward as far as you know, deciding to sell the company now. Can you talk in your own opinion as far as where you think the market is going and how, I guess, vital it is for you guys to have fiber and the ICG assets and what your own opinion is on that?

ROLLA HUFF: Well, clearly we believe that having the fiber assets were an important component to our business and we had - and that's why we did the ICG transaction as well as buying the fiber in Las Vegas that we put our co-locations on. For us it had always been the strategy had always been to put together a network that we could load any size customer on and be able to make money and I think that is a strategy that is the right strategy and I think there will be room for businesses like that that have those kinds of assets going forward. And I think that's why you saw us announce a transaction with a kind of certainty and value that we did because clearly there was value put on it by the TelePacific folks.

COLBY SYNESAEL:  OK.  Thanks guys.

ROLLA HUFF:  Sure.

GREG CLEVENGER:  Thanks Colby.

OPERATOR: Thank you. As a final reminder, if you would like to ask a question you may press star one on your telephone keypad at this time.

There appears to be no further questions. I'd like to turn floor back over to management for any closing remarks.

ROLLA HUFF: Well, I'd like to thank everybody for joining us today. We're going to continue to push forward in getting this transaction completed. I would like to take a minute to provide a special thanks to our - all of our employees in this business. This team has really, in a very independent and on-our-own way, done a fantastic job of taking a company like so many of the companies in this sector and - that was struggling during the very difficult times when we were starved for capital and financial support and we built a real business out of it and so, I can't thank the people of Mpower enough for all the things that they've done to allow our shareholders to realize this sort of value. So, thanks again and we will keep everybody advised as the process move forwards. Thanks so much.

OPERATOR: This concludes today's Mpower Communications conference call. You may now disconnect.

END